Exhibit 99.1

Contact: Laurie Spiegelberg
(208) 386-5255

Washington Group International Reports Results for 2007 Third Quarter

Financial Highlights
•	New work bookings in the 2007 third quarter totaled $1.1 billion.
•	Backlog was $6.2 billion at the end of the third quarter, 84 percent of which is cost reimbursable.
•	Revenue rose nearly 30 percent to $1.1 billion.
•
Net income was $36.4 million, or $1.17 per diluted share. Excluding merger-related expenses, net income was $38.0 million, or $1.22 per diluted share, lower than the company’s October 15 estimate due to a $2.5 million after-tax charge related to a fixed-price highway project. The company maintains its guidance for the full year 2007.

•	Cash, including restricted cash, increased $96.5 million to $296.8 million during the third quarter.

BOISE, Idaho (October 29, 2007) - Washington Group International (NYSE: WNG) today reported financial results for its third quarter ended September 28, 2007.
New work totaled $1.1 billion in the third quarter, including previously announced clean-air power projects, scope expansion at a uranium-enrichment facility, and the successful recompete of a U.S. Department of Energy (DOE) contract for environmental cleanup and waste management in New York.
Backlog at the end of the third quarter totaled $6.2 billion, 84 percent of which is cost reimbursable. Work under contract for government customers beyond two years and for mining customers beyond five years, which is not in backlog, is $5.8 billion, resulting in work under contract yet to complete of $12.0 billion.
Revenue was $1.1 billion in the third quarter, an increase of nearly 30 percent or $239.5 million over the $824.4 million in the 2006 third quarter primarily due to recent contract awards in the Power and Industrial/Process business units being converted into revenue. Revenue from work in the Middle East was $31.2 million in the third quarter, compared to $77.6 million in the 2006 third quarter. Work in Iraq will be substantially complete at the end of the calendar year.
Subsequent to the October 15 news release providing estimates for the quarter based upon preliminary information, the company recorded a $2.5 million after-tax charge related to increased costs on a fixed-price highway-construction project in California. Including the effect of the charge as well as $1.6 million in merger-related expenses, net income in the 2007 third quarter was $36.4 million, or $1.17 per diluted share, up substantially from the $4.3 million, or $0.14 per diluted share, reported in the 2006 third quarter. Excluding merger-related expenses, net income was $38.0 million, or $1.22 per diluted share, for the 2007 third quarter. As previously announced, the 2007 quarter benefited from a $5.7 million after-tax gain from the sale of the company’s interest in a coal mine in Montana and $5.4 million after tax related to work performed in prior periods on a DOE construction project in Washington. The 2006 third quarter was negatively impacted by charges totaling $14.9 million after tax and minority interest for increased estimated costs on two highway-construction projects and a $3.0 million after-tax non-cash charge related to restructuring the company’s $350.0 million credit facility.
Cash, including restricted cash, at the end of the third quarter was $296.8 million, compared to $200.3 million at the end of the 2007 second quarter. The increase in cash reflects cash generated by operations including benefits associated with favorable tax attributes, the sale/leaseback of mining equipment, and sale of the company’s interest in a coal mine.

Business Unit Performance
•
Energy & Environment: In the 2007 third quarter, Energy & Environment generated revenue of $198.8 million and operating income of $20.2 million. Revenue increased 6 percent or $11.6 million, and operating income increased 23 percent or $3.7 million over the 2006 third quarter. The improvements in both revenue and operating income are due primarily to additional fees recognized on a DOE nuclear waste processing facility construction project in Washington and a construction project at a DOE site in Idaho. The 2007 third quarter also reflects a $9.5 million increase in business development costs due to pursuit of new contract opportunities including U.K. nuclear waste cleanup and the DOE’s Hanford Plateau Remediation and Tank Operations contracts as well as the company’s recompete for the DOE’s Savannah River Site contracts. New work totaled $325.0 million including the successful recompete of a DOE contract for management and operation of the West Valley Demonstration Project in New York. Backlog at the end of the quarter was $925.0 million, up $124.8 million from the end of the 2007 second quarter.

•
Defense: In the 2007 third quarter, Defense generated revenue of $160.6 million and operating income of $13.3 million. Revenue increased 10 percent or $14.8 million, and operating income increased 24 percent or $2.5 million. Operating income continues to reflect award and performance incentive fees for outstanding performance at U.S. chemical demilitarization projects. New work totaled $178.6 million, and the backlog at the end of the quarter was $976.4 million, up $11.7 million from the end of the 2007 second quarter.

•
Mining: In the 2007 third quarter, Mining generated revenue of $63.1 million and operating income of $26.3 million. Revenue increased 16 percent or $8.9 million, and operating income increased 168 percent or $16.5 million compared to the 2006 third quarter. Operating income in the 2007 third quarter includes $9.6 million related to the sale of the company’s interest in a coal mine in Montana after the majority owner assumed responsibility for mining operations earlier this year. The company’s only remaining equity interest in mining property is the MIBRAG coal-mining joint venture in Germany. Equity in earnings of MIBRAG increased $5.0 million over the quarter last year due to increased coal and electricity sales and the favorable euro/dollar exchange rate. Earnings were also higher due to improved performance on contract mining projects, including the impact of amending two contracts to cover cost escalation. New work totaled $105.3 million, and backlog at the end of the quarter was $935.5 million, up $28.0 million from the end of the 2007 second quarter.

•
Power: In the 2007 third quarter, Power generated revenue of $275.9 million and operating income of $16.0 million. Revenue was up 62 percent or $105.3 million from the 2006 third quarter, and operating income increased 38 percent or $4.4 million. The increases in revenue and operating income are primarily due to clean-air projects, new-power-generation projects in Puerto Rico and Wisconsin, and a uranium-enrichment facility in New Mexico. New work totaled $277.6 million, which included clean-air programs, new-generation business, and new nuclear programs. Backlog was $1.4 billion, up slightly from the end of the 2007 second quarter.

•
Infrastructure: In the 2007 third quarter, Infrastructure generated revenue of $165.6 million and operating income of $6.2 million. Revenue was up 16 percent or $23.0 million from the 2006 third quarter due to preliminary design work on a new light-rail project in Texas and increased activity on a fixed-price highway project in California and a dam-construction project in Illinois. Infrastructure generated operating income of $6.2 million in the 2007 third quarter, compared to an operating loss of $17.8 million in the 2006 third quarter. Infrastructure’s operating results in the 2006 third quarter included a $30.3 million charge on two fixed-price highway projects in California, as compared to a charge of $4.2 million in the 2007 third quarter related to increased estimated costs to complete one of the fixed-price highway-construction projects in California. Excluding the impact of the charges, Infrastructure generated operating income of $10.4 million in the 2007 third quarter as compared to $12.5 million during the 2006 third quarter. Earnings in the 2006 third quarter included the close-out of a bridge project in Florida and higher earnings from work in the Middle East; the company’s reconstruction work in Iraq has been winding down throughout 2007 and is expected to be substantially complete at the end of 2007. New work for the quarter totaled $79.5 million. Backlog at the end of the third quarter was $665.3 million, a decrease of $99.9 million from the end of the 2007 second quarter.

•
Industrial/Process: For the 2007 third quarter, Industrial/Process generated revenue of $200.0 million and operating income of $3.8 million. Revenue increased 65 percent or $78.8 million over the 2006 third quarter due primarily to work on a new cement plant in Missouri, a chemical plant in Louisiana, an oil and gas project in Colorado, and increases on continuing facility-management projects. In the 2006 third quarter, the business unit reported a $2.9 million operating loss due in part to investments to expand its oil and gas business; in the 2007 third quarter, increased costs on an oil and gas project in Qatar partially offset earnings associated with the projects described above. New work awarded in the quarter totaled $118.3 million. Backlog at the end of the third quarter was $1.25 billion, down $81.6 million from the end of the 2007 second quarter.

Outlook
The company’s guidance for the full year 2007, excluding merger-related expenses, has not changed since the October 15 news release and is as follows:

	2007 Guidance	2006 Actual
New Work	$4.8-$5.2 billion	$4.2 billion
Backlog	$6.5-$6.9 billion	$5.6 billion
Revenue	$3.9-$4.1 billion	$3.4 billion
Net Income	$95-$105 million*	$80.8 million
Diluted Earnings Per Share	$3.06-$3.39*	$2.64
*Excluding merger-related costs

The 2007 guidance assumes that the company continues to operate as a stand-alone operation through December 28, 2007, and excludes merger-related costs and future change orders and claim recoveries.

Special Meeting of Stockholders
Washington Group’s Special Meeting of Stockholders is scheduled for 11 a.m. Mountain Time Tuesday, October 30, to consider the proposed merger transaction with URS Corporation (NYSE: URS). Washington Group’s Board of Directors recommends that all Washington Group stockholders vote in favor of the proposed merger transaction. The Board continues to believe that a merger with URS would create a stronger and more competitive company that is capable of creating more stockholder value than Washington Group could on its own. If the transaction is completed, Washington Group stockholders would have an approximately 32 percent equity interest in the combined company and thus a significant share in the future growth of the combined company.
Stockholders who have not already voted or wish to change their votes may do so by using the telephone or Internet voting procedures provided on their proxy cards to help ensure that votes are received in time to be counted.
Stockholders who have questions about the merger or need assistance in submitting their proxies or voting their shares should contact Washington Group’s proxy solicitor, MacKenzie Partners, Inc., by calling 800-322-2885 (toll-free) or 212-929-5500 (collect) or via e-mail to proxy@mackenziepartners.com.
Since approval of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Washington Group common stock, every vote is important. Not voting has the same effect as voting against the proposed merger.
Additional information regarding the proposed merger transaction can be found in the joint proxy statement/prospectus dated September 28, 2007.

About Washington Group International
Washington Group International (NYSE: WNG) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. Headquartered in Boise, Idaho, with approximately $4 billion in annual revenue, the company has approximately 25,000 people at work around the world providing solutions in power, environmental management, defense, oil and gas processing, mining, industrial facilities, transportation, and water resources. For more information, visit www.wgint.com.
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Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof. Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties. Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies. Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments. Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives, including the satisfaction of terms and conditions for the proposed merger transaction with URS Corporation and in the closing and success of such proposed merger transaction. For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see "Note Regarding Forward-Looking Information" and "Item 1A. Risk Factors" in Washington Group's annual report on Form 10-K for fiscal year 2006.

Additional Information and Where to Find It
In connection with the proposed transaction, URS and Washington Group International filed a definitive joint proxy statement/prospectus and other materials with the Securities and Exchange Commission (the "SEC"), and URS filed a registration statement on Form S-4. Investors and security holders are urged to read the definitive joint proxy statement/prospectus, the registration statement on Form S-4, documents incorporated by reference in the definitive joint proxy statement/prospectus, and the other materials filed with the SEC as they contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC's Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by URS by contacting URS Investor Relations at 877-877-8970. Investors and security holders may obtain free copies of the documents filed with the SEC by Washington Group by contacting Washington Group Investor Relations at 866-964-4636. In addition, you may also find information about the merger transaction at www.urs-wng.com. URS, Washington Group and their directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of URS and Washington Group in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction is included in definitive joint proxy statement/prospectus described above. Additional information regarding the directors and executive officers of URS is also included in URS' proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2007. Additional information regarding the directors and executive officers of Washington Group is also included in Washington Group's proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2007, as amended. These documents are available free of charge at the SEC's Web site at www.sec.gov and from Investor Relations at URS and Washington Group as described above.

SOURCE: Washington Group International

CONTACTS:

Media:
Laurie Spiegelberg, Vice President of Corporate Communications, Washington Group International, 208-386-5255

Investors:
George Juetten, Executive Vice President and Chief Financial Officer, Washington Group International, 208-386-5698
Or
Dan Burch or Larry Dennedy, MacKenzie Partners, Inc., 212-929-5239

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Revenue	$1,063,866	$824,354	$2,853,119	$2,542,753
Cost of revenue	(1,003,467)	(808,847)	(2,714,686)	(2,426,850)
Gross profit	60,399	15,507	138,433	115,903
Equity in income of unconsolidated affiliates	25,070	12,321	38,004	29,137
General and administrative expenses	(18,552)	(20,619)	(56,250)	(55,626)
Operating income	66,917	7,209	120,187	89,414
Interest income	2,178	2,968	6,945	8,106
Interest expense	(1,427)	(1,199)	(4,408)	(4,883)
Write-off of deferred financing fees	─	(5,063)	─	(5,063)
URS Corporation merger related costs	(1,600)	─	(8,250)	─
Other income (expense), net	23	(171)	(388)	(68)
Income before income taxes and minority interests	66,091	3,744	114,086	87,506
Income tax expense	(26,804)	(1,606)	(48,266)	(35,302)
Minority interests in (income) loss of consolidated entities, net of tax	(2,857)	2,175	(5,660)	(231)

Net income	$36,430	$4,313	$60,160	$51,973

Net income per share:
Basic	$1.26	$0.15	$2.09	$1.81
Diluted	1.17	0.14	1.95	1.69

Shares used to compute net income per share:
Basic	28,929	28,765	28,804	28,638
Diluted	31,152	30,706	30,877	30,680

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands)	September 28, 2007	December 29, 2006
ASSETS
Current assets
Cash and cash equivalents	$211,517	$232,096
Restricted cash	85,278	65,475
Accounts receivable, including retentions of $15,457 and $16,443, respectively	300,552	358,957
Unbilled receivables	416,765	268,829
Investments in and advances to construction joint ventures	54,252	44,333
Deferred income taxes	89,848	106,681
Other	43,760	48,789
Total current assets	1,201,972	1,125,160

Investments and other assets
Investments in unconsolidated affiliates	125,861	113,953
Goodwill	97,076	97,076
Deferred income taxes	217,443	227,901
Other assets	38,244	38,005
Total investments and other assets	478,624	476,935

Property and equipment
Construction and mining equipment	201,948	162,776
Other equipment and fixtures	63,038	50,642
Buildings and improvements	10,988	12,781
Land and improvements	584	584
Total property and equipment	276,558	226,783
Less accumulated depreciation	(106,634)	(96,554)
Property and equipment, net	169,924	130,229

Total assets	$1,850,520	$1,732,324

.

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
(UNAUDITED)
(In thousands, except per share data)	September 28, 2007	December 29, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $34,399 and $26,423, respectively	$381,776	$335,045
Billings in excess of cost and estimated earnings on uncompleted contracts	102,982	152,109
Accrued salaries, wages and benefits, including compensated absences of $61,011 and $53,695, respectively	196,214	192,307
Other accrued liabilities	37,587	38,563
Total current liabilities	718,559	718,024

Non-current liabilities
Self-insurance reserves	73,417	68,392
Pension and post-retirement benefit obligations	84,653	87,449
Other non-current liabilities	63,784	50,263
Total non-current liabilities	221,854	206,104

Contingencies and commitments

Minority interests	15,365	9,947

Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	─	─
Common stock, par value $.01 per share, 100,000 shares authorized; 30,471 and 30,001 shares issued, respectively	305	300
Capital in excess of par value	693,489	661,278
Retained earnings	243,652	183,492
Treasury stock, 1,163 and 1,159 shares, respectively, at cost	(67,489)	(67,251)
Accumulated other comprehensive income	24,785	20,430
Total stockholders’ equity	894,742	798,249

Total liabilities and stockholders’ equity	$1,850,520	$1,732,324

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)	Nine Months Ended
	September 28, 2007	September 29, 2006
Operating activities
Net income	$60,160	$51,973
Adjustments to reconcile net income to net cash provided by operating activities:
Cash paid for reorganization items	(1,418)	(1,780)
Depreciation of property and equipment	27,890	22,002
Amortization of intangible assets	3,278	11,346
Amortization and write off of deferred financing fees	685	6,394
Non-cash income tax expense	44,906	35,007
Minority interests in income of consolidated subsidiaries, net of tax	5,660	231
Equity in income of unconsolidated affiliates, less dividends received	(8,454)	(15,892)
Gain on sale of interest in coal mine	(9,575)	─
Gain on sale of assets, net	(5,962)	(1,749)
Stock-based compensation expense	11,876	8,201
Excess tax benefit from exercise of stock options	(3,325)	(4,715)
Changes in operating assets, liabilities and other	(88,224)	(107,902)
Net cash provided by operating activities	37,497	3,116

Investing activities
Property and equipment additions	(124,833)	(44,120)
Proceeds from sales of mining equipment leased back	45,239	─
Proceeds from sale of property and equipment	17,472	3,749
Proceeds from sale of interest in coal mine	13,500	─
Change in restricted cash	(19,803)	(226)
Business acquisition, net of cash acquired of $563	─	(6,103)
Contributions and advances to unconsolidated affiliates	32	(1,632)
Net cash used by investing activities	(68,393)	(48,332)

Financing activities
Proceeds from exercise of stock options and warrants	10,858	84,297
Excess tax benefit from exercise of stock options	3,325	4,715
Purchase of warrants and treasury stock	─	(79,650)
Distributions to minority interests, net	(3,866)	(1,089)
Payoff of loan assumed in business acquisition	─	(1,668)
Net cash provided by financing activities	10,317	6,605

Decrease in cash and cash equivalents	(20,579)	(38,611)
Cash and cash equivalents at beginning of period	232,096	237,706

Cash and cash equivalents at end of period	$211,517	$199,095

WASHINGTON GROUP INTERNATIONAL, INC.
SEGMENT INFORMATION
(UNAUDITED)
	Three Months Ended		Nine Months Ended
(In thousands)	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Revenue
Power	$275,946	$170,686	$766,918	$580,604
Infrastructure	165,635	142,650	423,590	436,893
Mining	63,123	54,264	177,888	120,674
Industrial/Process	200,026	121,205	512,318	371,429
Defense	160,560	145,716	449,620	438,850
Energy & Environment	198,839	187,277	522,432	592,495
Intersegment, eliminations and other	(263)	2,556	353	1,808
Total revenue	$1,063,866	$824,354	$2,853,119	$2,542,753

	Three Months Ended		Nine Months Ended
(In thousands)	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Operating income (loss)
Power	$16,025	$11,636	$45,483	$33,949
Infrastructure	6,210	(17,761)	(6,333)	(18,094)
Mining	26,281	9,792	42,081	15,205
Industrial/Process	3,766	(2,855)	10,434	3,777
Defense	13,281	10,744	39,253	35,292
Energy & Environment	20,172	16,449	45,458	77,828
Intersegment and other unallocated operating costs	(265)	(177)	61	(2,917)
Corporate general and administrative expenses	(18,553)	(20,619)	(56,250)	(55,626)
Total operating income	$66,917	$7,209	$120,187	$89,414

NEW WORK (In millions)	Three Months Ended		Nine Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Power	$277.6	$661.3	$911.5	$933.6
Infrastructure	79.5	189.5	356.4	351.0
Mining	105.3	38.6	525.4	301.9
Industrial/Process	118.3	74.8	531.7	487.9
Defense	178.6	112.1	481.8	340.1
Energy & Environment	325.0	157.3	824.2	452.8
Other	(0.2)	2.5	0.3	1.7
Total new work	$1,084.1	$1,236.1	$3,631.3	$2,869.0

BACKLOG (In millions)	September 28, 2007	June 29, 2007	December 29, 2006
Power	$1,406.6	$1,404.9	$1,262.0
Infrastructure	665.3	765.2	799.6
Mining	935.5	907.5	733.3
Industrial/Process	1,246.5	1,328.1	1,227.6
Defense	976.4	964.7	953.6
Energy & Environment	925.0	800.2	628.7
Total backlog	$6,155.3	$6,170.6	$5,604.8

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)
(UNAUDITED)

We view EBITDA as a performance measure of operating liquidity, and as such we believe that the GAAP financial measure most directly comparable to it is net cash provided (used) by operating activities (see reconciliation of EBITDA to net cash provided (used) by operating activities below). EBITDA is not an alternative to and should not be considered instead of, or as a substitute for, earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, our calculation of EBITDA may or may not be comparable to similarly titled measures of other companies.

EBITDA is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. We also regularly communicate our EBITDA to the public through our earnings releases because it is a financial measure commonly used by analysts that cover our industry to evaluate our performance as compared to the performance of other companies that have different financing and capital structures or effective tax rates. In addition, EBITDA is a financial measure used in the financial covenants of our Credit Facility and therefore is a financial measure to evaluate our compliance with our financial covenants. Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Components of EBITDA are presented below:

(In millions)	Three Months Ended		Nine Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Net income	$36.4	$4.3	$60.2	$52.0
Interest expense (a)	1.4	6.3	4.4	9.9
Income tax expense	26.8	1.6	48.3	35.3
Depreciation and amortization	10.1	10.3	31.2	33.3
EBITDA	$74.7	$22.5	$144.1	$130.5

(a) Includes write-off of deferred financing fees of $5.1 million for the three and nine months ended September 29, 2006.

RECONCILIATION OF EBITDA TO NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES

We believe that net cash provided (used) by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided (used) by operating activities for each of the periods for which EBITDA is presented.

(In millions)	Three Months Ended		Nine Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
EBITDA	$74.7	$22.5	$144.1	$130.5
Interest expense	(1.4)	(6.3)	(4.4)	(9.9)
Income tax expense	(26.8)	(1.6)	(48.3)	(35.3)
Cash paid for reorganization items	(0.2)	(0.8)	(1.4)	(1.8)
Amortization of deferred financing fees	0.2	5.3	0.7	6.4
Non-cash income tax expense	25.7	4.9	44.9	35.0
Minority interests in income (loss) of consolidated subsidiaries, net of tax	2.9	(2.2)	5.6	0.2
Equity in income of unconsolidated affiliates, less dividends received	(7.9)	(7.2)	(8.5)	(15.9)
Gain on sale of interest in coal mine	(9.6)	─	(9.6)	─
Gain on sale of assets, net	(0.6)	(0.9)	(6.0)	(1.7)
Stock-based compensation expense	3.7	2.2	11.9	8.2
Excess tax benefits from exercise of stock options	(0.4)	(0.6)	(3.3)	(4.7)
Changes in operating assets, liabilities and other	(3.5)	(37.2)	(88.2)	(107.9)
Net cash provided (used) by operating activities	$56.8	$(21.9)	$37.5	$3.1
Net cash provided by operating activities for the nine months ended September 28, 2007	$37.5
Less: Net cash used by operating activities for the six months ended June 29, 2007	(19.3)
Net cash provided by operating activities for the three months ended September 28, 2007	$56.8
Net cash provided by operating activities for the nine months ended September 29, 2006		$3.1
Less: Net cash provided by operating activities for the six months ended June 30, 2006		25.0
Net cash used by operating activities for the three months ended September 29, 2006		$(21.9)